Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2023 THIRD QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 27, 2023) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its third quarter 2023 results. On October 25, 2023, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on November 17, 2023, to shareholders of record on November 6, 2023. Select highlights for the second quarter include:

•
Sale of the marine finance business (including $52.8 million in dealer floor plan loans, servicing rights of retail marine loans and select assets). Bank of Clarke retained ownership of all retail marine loans, with a September 30, 2023 balance of $260.5 million.
•
Net loans decreased $30.0 million or 2.1% due to the sale of marine dealer loans, improving the loan to deposit ratio from 100.89% at June 30, 2023 to 96.17% at September 30, 2023.
•
Total deposits increased $40.4 million or 2.8% during the quarter.

Brandon Lorey, President and CEO, stated, "I am happy to report another strong quarter for EFSI with the Bank of Clarke continuing to deliver consistent loan and fee income. With the sale of our niche marine finance arm (La Victoire Finance), the Bank was able shed over 8% of its non-interest expense while retaining a good portion of higher yielding marine assets that is expected to deliver over $12 million in interest income in 2024. By monetizing the marine program, the bank further improved capital and liquidity ratios and will see significant improvements in efficiencies in the coming quarters. We remain very well positioned for sustained and measured growth in 2024 as we take advantage of market opportunities as they arise. I would like to thank the Bank of Clarke’s many employees who always put our customers and communities first as we move through these periods of economic uncertainty."

Income Statement Review

Total loan interest income was $20.2 million and $18.8 million for the quarters ended September 30, 2023 and June 30, 2023, respectively. Total loan interest income was $13.3 million for the quarter ended September 30, 2022. Total loan interest income increased $6.9 million or 51.9% from the quarter ended September 30, 2022 to the quarter ended September 30, 2023. Average loans for the quarter ended September 30, 2023 were $1.47 billion compared to $1.17 billion for the quarter ended September 30, 2022. The tax equivalent yield on average loans for the quarter ended September 30, 2023 was 5.44%, an increase of 93 basis points from the 4.51% average yield for the same time period in 2022. The majority of this increase in yield can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $931 thousand for the quarter ended September 30, 2023 compared to $926 thousand for the quarter ended June 30, 2023. Interest income and dividend income from the investment portfolio was $932 thousand for the quarter ended September 30, 2022. no The tax equivalent yield on average investments for the quarter ended September 30, 2023 was 2.48%, up nine basis points from 2.39% for the quarter ended June 30, 2023 and up 41 basis points from 2.07% for the quarter ended September 30, 2022.

Total interest expense was $9.3 million for the three months ended September 30, 2023 and $7.9 million and $1.5 million for three months ended June 30, 2023 and September 30, 2022, respectively. The increase in interest expense resulted from increases on rates paid on deposit accounts and Federal Home Loan Bank advances entered into during the third and fourth quarters of 2022 and the first quarter of 2023. The average cost of interest-bearing liabilities increased 27 and 230 basis points when comparing the quarter ended September 30, 2023 to the quarters ended June 30, 2023 and September 30, 2022, respectively. The average balance of interest-bearing liabilities increased $60.6 million from the quarter ended June 30, 2023 to the quarter ended September 30, 2023. The average balance of interest-bearing liabilities increased $379.2 million from the quarter ended September 30, 2022 to the same period in 2023. In addition to the growth in interest-bearing liabilities, there has been a shift in the mix of interest-bearing deposits. Time deposits as a percentage of total interest-bearing deposits have increased from 17.2% and 37.0% at September 30, 2022 and June 30, 2023, respectively, to 38.5% at September 30, 2023.

Net interest income for the quarter ended September 30, 2023 was $12.9 million reflecting an increase of 3.8% from the quarter ended June 30, 2023 and an increase of 0.1% from the quarter ended September 30, 2022. Net interest income was $12.4 million and $12.9 million for the quarters ended June 30, 2023 and September 30, 2022, respectively. The increase in net interest income from the quarters ended June 30, 2023 and September 30, 2022 resulted primarily from growth in the Company’s loan portfolio along with the rising interest rate environment.

Net income for the quarter ended September 30, 2023 was $2.3 million reflecting an increase of 12.6% from the quarter ended June 30, 2023 and a decrease of 43.2% from the quarter ended September 30, 2022. The increase from the quarter ended June 30, 2023 was due to several factors including the sale of the marine finance line of business along with an increase in derivative fee income of $225 thousand. The decrease in net income from the quarter ended September 30, 2022 was mainly driven by the increased funding costs for deposits and increased salaries and employee benefits expenses to hire and retain employees. The number of full-time equivalent employees (FTEs) has increased from 235 and 275 at September 30, 2022 and June 30, 2023, respectively, to 245 at September 30, 2023. The decrease in FTEs from June 30, 2023 to September 30, 2023 was related to the sale of the marine finance line of business. These employees were employed through August 23, 2023. See below for further discussion regarding the sale of the marine finance line of business. Net income was $2.1 million for the three-month period ended June 30, 2023 and $4.1 million for the quarter ended September 30, 2022.

The net interest margin was 2.93% for the quarter ended September 30, 2023. For the quarters ended June 30, 2023 and September 30, 2022, the net interest margin was 2.99% and 3.46%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $4.7 million for the quarter ended September 30, 2023, which represented an increase of $1.3 million or 38.8% from the $3.4 million for the three months ended June 30, 2023. Noninterest income for the quarter ended September 30, 2022 was $3.2 million. The increase from quarters ended June 30, 2023 and September 30, 2022 was mainly due to the sale of the marine finance line of business, which resulted in a net gain of $913 thousand.

Noninterest expense increased $1.6 million, or 12.6%, to $14.6 million for the quarter ended September 30, 2023 from $13.0 million for the quarter ended June 30, 2023. Noninterest expense was $11.1 million for the quarter ended September 30, 2022, representing an increase of $3.5 million or 31.9% when comparing the quarter ended September 30, 2023 to the quarter ended September 30, 2022. An increase in salaries and benefits expenses was noted between September 30, 2023 and September 30, 2022. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of FTEs has increased from 235 and 275 at September 30, 2022 and June 30, 2023, respectively, to 245 at September 30, 2023. The decrease in FTEs from June 30, 2023 to September 30, 2023 was related to the sale of the marine finance line of business. These employees were employed through August 23, 2023. While there was some reduction in overhead costs by having the marine finance line of business in operation only through August 2023, there was approximately $1.5 million in additional expense recognized during the quarter due to its sale. These costs included a change in control agreement, accelerated deferred compensation expenses, legal costs and advisory firm expenses. The efficiency ratio of 87.41% for the quarter ended September 30, 2023 was impacted negatively by these one-time expenses and would have been 78.71% had they not been incurred during the quarter. See below for further discussion regarding the sale of the marine finance line of business. An increase in FDIC assessment was also noted between both periods. This increase is due to the growth in the Company, along with a two basis point increase in the assessment rate charged by the FDIC. This increase in assessment rate applies to all financial institutions.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $3.3 million or 0.17% of total assets at June 30, 2023 to $6.1 million or 0.32% of total assets at September 30, 2023. Nonperforming assets were $2.4 million at September 30, 2022. Total nonaccrual loans were $5.7 million at September 30, 2023 and $3.1 million at June 30, 2023. Nonaccrual loans were $2.4 million at September 30, 2022. Nonaccrual loans, and in turn nonperforming assets, increased during the second quarter due mainly to one residential real estate relationship totaling $1.1 million and increased during the third quarter due mainly to one non-owner occupied commercial real estate loan in the amount of $2.4 million. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was $304 thousand at September 30, 2023 and zero at June 30, 2023 and September 30, 2022.

The Company realized $156 thousand in net charge-offs for the quarter ended September 30, 2023 versus $150 thousand in net recoveries for the three months ended June 30, 2023. During the three months ended September 30, 2022, $895 thousand in net recoveries were recognized.

Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. The adoption of the CECL model resulted in a $2.1 million increase in the allowance for loan losses and a $406 thousand increase in other liabilities due to the allowance for credit losses on unfunded commitments. At adoption, we also recorded a corresponding $2.0 million after-tax decrease in retained earnings. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2023 and 2022 quarterly periods. The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $216 thousand in provision for credit loss for the quarter ended September 30, 2023 due mainly to the growth of the loan portfolio during the quarter. The Company recognized provision for credit losses of $403 thousand and provision for loan losses of zero for the quarters ended June 30, 2023 and September 30, 2022, respectively. The provision for the quarter ended June 30, 2023 resulted mostly from loan growth during the quarter. The lack of any provision for the quarter ended September 30, 2022 resulted mostly from the large amount of net recoveries received during the quarter.

The ratio of allowance for credit losses to total loans was 1.01% and 0.99% at September 30, 2023 and June 30, 2023, respectively. The ratio of allowance for loan losses to total loans was 0.89% at September 30, 2022. The increase in the ratio is mainly attributable to the adoption of CECL. The ratio of allowance for credit losses to total nonaccrual loans was 255.80% and 466.74% at September 30, 2023 and June 30, 2023, respectively. The ratio of allowance for loan losses to total nonaccrual loans was 442.59% at September 30, 2022. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at September 30, 2023 were $1.80 billion, which represented an increase of $24.8 million or 1.39% from total assets of $1.78 billion at June 30, 2023. At September 30, 2022, total consolidated assets were $1.47 billion. The majority of the growth in consolidated assets during the quarter ended September 30, 2023 was due to the increase in cash and cash equivalents and partially offset by the reduction in net loans, which are discussed in further detail below. The majority of growth in consolidated assets between September 30, 2022 and September 30, 2023 was due to increase in cash and cash equivalents along with the growth in net loans.

Total cash and cash equivalents (including cash and due from banks and federal funds sold) increased $61.1 million or 80.0% as of September 30, 2023, compared to June 30, 2023. Cash and cash equivalents increased as a percentage of total assets to 7.9% in the third quarter as compared to 4.4% at June 30, 2023 and 2.4% at September 30, 2022. The increase was due mainly to the growth of deposits in excess of the change in net loans which are discussed in further detail below.

At September 30, 2023, total securities available for sale were $142.6 million, a decrease of $9.0 million from June 30, 2023, and a decrease of $13.8 million from September 30, 2022. At September 30, 2023, total net unrealized losses on the AFS securities portfolio were $29.8 million, an additional loss of $5.2 million from total net unrealized losses on AFS securities of $24.6 million at June 30, 2023 and a decline of $3.9 million from December 31, 2022.

Total net loans decreased $30.0 million from $1.46 billion at June 30, 2023 to $1.43 billion at September 30, 2023. During the quarter ended September 30, 2023, through the normal course of business, $26.7 million in loans were sold. The Company sold $15.9 million in mortgage loans on the secondary market and $10.8 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in net gains of $265 thousand. This decline was offset partially by growth in loans largely due to organic loan portfolio growth as the Company expands lending types and markets.

On August 23, 2023, the Company completed the sale of its marine finance business, operating under the name LaVictoire Finance, to Axos Bank. Under the Asset Purchase Agreement, Axos Bank agreed to assume the servicing of Bank of Clarke’s retail marine loans and those of third parties, each of which were previously being serviced by Bank of Clarke. All LaVictoire Finance employees became employees of Axos Bank. Pursuant to the Loan Purchase Agreement, Axos Bank acquired all the marine vessel dealer floor plans loans currently held by Bank of Clarke at par value. The acquired loans had an aggregate principal balance of approximately $52.8 million as of the date of the Loan Purchase Agreement. All marine finance loans, with a balance of $260.5 million as of September 30, 2023, are still assets of Bank of Clarke.

Total deposits increased to $1.50 billion as of September 30, 2023 when compared to June 30, 2023 deposits of $1.46 billion. At September 30, 2022 total deposits were $1.25 billion. During the third quarter of 2023, the majority of growth in deposits was from core accounts, which include all transactional deposit accounts as well as certificates of deposits less than $250 thousand. Approximately $28.5 million of total deposit growth was core deposit growth as the Company continued to expand and grow into newer market areas. Non-core deposits increased by $11.8 million, attributable to increases in certificates of deposit accounts $250 thousand and greater. As interest rates have risen, the Company has noticed a shift in the mix of deposits away from non-interest bearing deposits and towards time deposits. Time deposits increased by $32.4 million or 2.8% between June 30, 2023 and September 30, 2023, while non-interest bearing deposits have decreased $2.3 million or 0.5% and savings and interest bearing demand deposits have increased by $10.3 million or 1.6% for the same time period. Time deposits as a percentage of total deposits have increased from 10.4% and 26.0% at September 30, 2022 and June 30, 2023, respectively, to 27.5% at September 30, 2023. The increase in time deposits between September 30, 2022 and September 30, 2023 is partially due to $30.0 million in brokered accounts that the Company entered into during the first quarter of 2023. At September 30, 2023, over 75% of deposits were fully FDIC insured.

The Company had $145.0 million and $170.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at September 30, 2023 and June 30, 2023. There was $75.0 million in outstanding borrowings from the Federal Home Loan Bank as of September 30, 2022. The average rate paid on Federal Home Loan Bank advances as of September 30, 2023 and June 30, 2023 was 4.65% and 4.73%, respectively. These borrowings were used mainly to fund the strong loan growth that occurred during the past several quarters.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Shareholders’ equity was $101.2 million and $104.0 million at September 30, 2023 and June 30, 2023, respectively. Shareholders’ equity was $98.5 million at September 30, 2022. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates during 2022 and 2023. The book value of the Company at September 30, 2023 was $28.74 per common share. Total common shares outstanding were 3,520,894 at September 30, 2023. On October 25, 2023, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on November 17, 2023, to shareholders of record on November 6, 2023.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; changes in interest rates; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q23	2Q23	1Q23	4Q22	3Q22
Net Income (dollars in thousands)	$2,319	$2,058	$2,585	$3,197	$4,082
Earnings per share, basic	$0.66	$0.58	$0.73	$0.92	$1.17
Earnings per share, diluted	$0.66	$0.58	$0.73	$0.92	$1.17
Return on average total assets	0.51%	0.48%	0.63%	0.83%	1.12%
Return on average total equity	8.87%	7.93%	9.99%	12.70%	15.93%
Dividend payout ratio	45.45%	51.72%	41.10%	32.61%	24.79%
Fee revenue as a percent of total revenue	16.51%	18.01%	16.33%	14.92%	16.11%
Net interest margin(1)	2.93%	2.99%	3.27%	3.68%	3.72%
Yield on average earning assets	5.03%	4.88%	4.79%	4.48%	4.14%
Rate on average interest-bearing liabilities	2.98%	2.71%	2.23%	1.25%	0.68%
Net interest spread	2.05%	2.17%	2.56%	3.23%	3.46%
Tax equivalent adjustment to net interest income (dollars in thousands)	$28	$25	$26	$20	$32
Non-interest income to average assets	1.03%	0.78%	0.85%	0.80%	0.87%
Non-interest expense to average assets	3.23%	3.00%	3.00%	2.99%	3.04%
Efficiency ratio(2)	87.41%	81.91%	76.52%	70.53%	65.73%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q23	2Q23	1Q23	4Q22	3Q22
BALANCE SHEET RATIOS
Loans to deposits	96.17%	100.89%	100.77%	104.72%	95.83%
Average interest-earning assets to average-interest bearing liabilities	142.07%	142.63%	146.06%	155.58%	161.11%
PER SHARE DATA
Dividends	$0.30	$0.30	$0.30	$0.30	$0.29
Book value	28.74	29.47	29.65	29.15	28.28
Tangible book value	28.74	29.47	29.65	29.15	28.28
SHARE PRICE DATA
Closing price	$31.90	$30.50	$33.96	$35.95	$36.92
Diluted earnings multiple(1)	12.08	13.15	11.63	9.77	7.89
Book value multiple(2)	1.11	1.04	1.15	1.23	1.31
COMMON STOCK DATA
Outstanding shares at end of period	3,520,894	3,528,240	3,522,874	3,490,086	3,483,571
Weighted average shares outstanding	3,523,943	3,526,934	3,522,431	3,489,764	3,487,555
Weighted average shares outstanding, diluted	3,523,943	3,526,934	3,522,431	3,489,764	3,482,820
CAPITAL RATIOS (BANK ONLY)
Leverage ratio	8.36%	8.61%	9.02%	9.19%	9.44%
CREDIT QUALITY
Net charge-offs to average loans	0.01%	(0.01)%	0.00%	0.04%	(0.08)%
Total non-performing loans to total loans	0.40%	0.23%	0.14%	0.19%	0.20%
Total non-performing assets to total assets	0.33%	0.19%	0.11%	0.16%	0.16%
Non-accrual loans to:
total loans	0.40%	0.21%	0.13%	0.16%	0.20%
total assets	0.32%	0.17%	0.10%	0.13%	0.16%
Allowance for credit/loan losses to:
total loans	1.01%	0.99%	1.00%	0.85%	0.89%
non-performing assets	242.83%	433.94%	702.77%	433.45%	442.59%
non-accrual loans	255.80%	466.74%	758.56%	518.86%	442.59%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$0	$235	$146	$318	$—
Non-accrual loans	5,697	3,109	1,839	2,162	2,427
Other real estate owned and repossessed assets	304	—	—	108	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$187	$52	$75	$491	$80
(Recoveries)	(31)	(202)	(21)	(37)	(975)
Net charge-offs (recoveries)	156	(150)	54	454	(895)
PROVISION FOR CREDIT LOSSES (dollars in thousands)	$216	$403	$664	$930	$—
ALLOWANCE FOR CREDIT LOSSES (dollars in thousands)	$14,573	$14,511	$13,905	$11,218	$10,742
(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 09/30/2023	Unaudited 06/30/2023	Unaudited 03/31/2023	Unaudited 12/31/2022	Unaudited 09/30/2022
Assets
Cash and due from banks	$63,239	$48,907	$117,342	$66,531	$30,782
Federal funds sold	78,799	29,988	11,373	363	5,153
Securities available for sale, at fair value	142,559	151,513	160,192	158,389	156,361
Loans held for sale	3,564	3,570	—	153	90
Loans, net of allowance for credit losses	1,426,412	1,456,459	1,386,750	1,312,565	1,191,099
Bank premises and equipment, net	18,421	18,064	17,827	18,064	17,972
Bank owned life insurance	24,404	24,219	24,041	23,862	23,731
Other assets	44,072	43,996	39,197	36,790	47,932
Total assets	$1,801,470	$1,776,716	$1,756,722	$1,616,717	$1,473,120
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$430,910	$433,220	$464,123	$478,750	$491,184
Savings and interest bearing demand deposits	656,111	645,834	652,802	627,431	632,081
Time deposits	411,359	378,954	273,026	157,894	130,849
Total deposits	$1,498,380	$1,458,008	$1,389,951	$1,264,075	$1,254,114
Federal funds purchased	—	—	—	32,980	—
Federal Home Loan Bank advances, short-term	—	25,000	125,000	175,000	75,000
Federal Home Loan Bank advances, long-term	145,000	145,000	95,000	—	—
Subordinated debt	29,428	29,411	29,394	29,377	29,360
Other liabilities	27,479	15,327	12,917	13,556	16,146
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,700,287	$1,672,746	$1,652,262	$1,514,988	$1,374,620
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,660	8,661	8,651	8,629	8,600
Surplus	13,970	13,881	13,435	13,268	13,003
Retained earnings	102,106	100,844	99,845	100,278	98,128
Accumulated other comprehensive (loss)	(23,553)	(19,416)	(17,471)	(20,446)	(21,231)
Total shareholders' equity	$101,183	$103,970	$104,460	$101,729	$98,500
Total liabilities and shareholders' equity	$1,801,470	$1,776,716	$1,756,722	$1,616,717	$1,473,120

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA

(dollars in thousands)

	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Mortgage real estate loans:
Construction & Secured by Farmland	$80,012	$95,433	$90,660	$89,652	$85,476
HELOCs	44,719	44,333	41,827	43,587	40,971
Residential First Lien - Investor	120,547	117,265	113,483	111,074	100,761
Residential First Lien - Owner Occupied	162,919	142,417	130,383	125,088	118,371
Residential Junior Liens	12,284	11,869	11,142	11,417	11,666
Commercial - Owner Occupied	244,088	243,610	238,578	230,983	219,260
Commercial - Non-Owner Occupied & Multifamily	355,122	350,210	353,330	316,458	310,981
Commercial and industrial loans:
BHG loans	5,419	5,747	6,185	6,688	7,058
SBA PPP loans	57	62	69	74	112
Other commercial and industrial loans	91,411	95,012	95,943	92,883	69,924
Marine loans	260,518	299,304	253,893	230,874	178,685
Triad Loans	26,519	27,157	27,795	28,472	25,374
Consumer loans	16,019	16,486	16,046	16,369	15,683
Overdrafts	207	308	151	218	185
Other loans	13,089	13,805	13,608	12,503	10,981
Total loans	$1,432,930	$1,463,018	$1,393,093	$1,316,340	$1,195,488
Net deferred loan costs and premiums	8,055	7,952	7,609	7,443	6,353
Allowance for credit/loan losses	(14,573)	(14,511)	(13,950)	(11,218)	(10,742)
Net loans	$1,426,412	$1,456,459	$1,386,752	$1,312,565	$1,191,099

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Interest and Dividend Income
Interest and fees on loans	$20,179	$18,754	$17,167	$15,117	$13,282
Interest on federal funds sold	51	28	10	15	9
Interest and dividends on securities available for sale:
Taxable interest income	781	785	804	815	851
Interest income exempt from federal income taxes	3	5	4	4	59
Dividends	147	136	83	60	22
Interest on deposits in banks	1,030	656	490	153	143
Total interest and dividend income	$22,191	$20,364	$18,558	$16,164	$14,366
Interest Expense
Interest on deposits	$6,978	$5,535	$3,459	$1,474	$714
Interest on federal funds purchased	—	—	70	151	11
Interest on Federal Home Loan Bank advances	1,943	2,032	2,031	891	404
Interest on subordinated debt	354	355	354	392	338
Total interest expense	$9,275	$7,922	$5,914	$2,908	$1,467
Net interest income	$12,916	$12,442	$12,644	$13,256	$12,899
Provision For Credit Losses	216	403	664	930	—
Net interest income after provision for credit losses	$12,700	$12,039	$11,980	$12,326	$12,899
Noninterest Income
Wealth management fees	$1,190	$1,263	$1,158	$1,072	$1,094
Service charges on deposit accounts	460	447	436	423	432
Other service charges and fees	1,252	1,135	1,047	944	1,061
Gain on the sale of marine finance business	913	—	—	—	—
Gain (loss) on the sale of bank premises and equipment	7	7	—	(8)	8
(Loss) on the sale of AFS securities	—	—	—	—	(737)
Gain on sale of loans HFS	265	192	456	331	568
Officer insurance income	184	179	179	131	138
Other operating income	388	134	250	196	600
Total noninterest income	$4,659	$3,357	$3,526	$3,089	$3,164
Noninterest Expenses
Salaries and employee benefits	$7,598	$7,561	$7,298	$6,857	$6,938
Occupancy expenses	570	533	518	506	528
Equipment expenses	341	315	323	307	299
Advertising and marketing expenses	228	342	296	332	181
Stationery and supplies	69	56	22	64	34
ATM network fees	426	365	351	336	381
Other real estate owned expenses	—	—	5	34	—
(Gain) on the sale of other real estate owned	—	—	(7)	—	—
FDIC assessment	495	346	266	184	116
Computer software expense	396	281	310	270	252
Bank franchise tax	340	313	263	233	234
Professional fees	947	753	713	409	270
Data processing fees	542	478	402	393	427
Other operating expenses	2,631	1,612	1,626	1,623	1,398
Total noninterest expenses	$14,583	$12,955	$12,386	$11,548	$11,058
Income before income taxes	$2,776	$2,441	$3,120	$3,867	$5,005
Income Tax Expense	457	383	535	670	923
Net income	$2,319	$2,058	$2,585	$3,197	$4,082
Earnings Per Share
Net income per common share, basic	$0.66	$0.58	$0.73	$0.92	$1.17
Net income per common share, diluted	$0.66	$0.58	$0.73	$0.92	$1.17

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$148,549	$928	2.48%	$155,347	$922	2.38%	$172,848	$873	2.00%
Tax-Exempt (1)	490	4	4.10%	510	5	4.11%	8,745	75	3.38%
Total Securities	$149,039	$932	2.48%	$155,857	$927	2.39%	$181,593	$948	2.07%
Loans:
Taxable	$1,458,347	$20,077	5.46%	$1,425,873	$18,659	5.25%	$1,160,966	$13,222	4.52%
Non-accrual	3,639	—	—%	2,608	—	—%	2,038	—	—%
Tax-Exempt (1)	10,403	129	4.94%	9,810	119	4.86%	7,649	76	3.94%
Total Loans	$1,472,389	$20,206	5.44%	$1,438,291	$18,778	5.24%	$1,170,653	$13,298	4.51%
Federal funds sold and interest-bearing deposits in other banks	132,432	1,081	3.24%	80,251	684	3.42%	27,817	152
Total earning assets	$1,753,860	$22,219	5.03%	$1,674,399	$20,389	4.88%	$1,380,063	$14,398	4.14%
Allowance for loan losses	(14,642)			(14,201)			(10,218)
Total non-earning assets	52,307			73,702			90,501
Total assets	$1,791,525			$1,733,900			$1,460,346
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$241,033	$1,354	2.23%	$240,401	$1,247	2.08%	$178,669	$170	0.38%
Money market accounts	260,692	1,260	1.92%	254,136	1,093	1.72%	276,851	283	0.41%
Savings accounts	145,673	44	0.12%	153,659	46	0.12%	183,774	35	0.08%
Time deposits:
$250,000 and more	137,487	1,543	4.45%	99,903	888	3.57%	57,901	144	0.98%
Less than $250,000	257,257	2,777	4.28%	224,041	2,261	4.05%	59,979	82	0.54%
Total interest-bearing deposits	$1,042,142	$6,978	2.66%	$972,140	$5,535	2.28%	$757,174	$714	0.37%
Federal funds purchased	—	—	—%	178	—	—%	1,949	11	2.27%
Federal Home Loan Bank advances	162,935	1,943	4.73%	172,198	2,032	4.73%	66,848	404	2.40%
Subordinated debt	29,416	354	4.78%	29,400	355	4.83%	29,349	338	4.56%
Total interest-bearing liabilities	$1,234,493	$9,275	2.98%	$1,173,916	$7,922	2.71%	$855,320	$1,467	0.68%
Noninterest-bearing liabilities:
Demand deposits	434,807			440,728			487,761
Other Liabilities	18,505			15,212			14,462
Total liabilities	$1,687,805			$1,629,856			$1,357,543
Shareholders' equity	103,720			104,044			102,803
Total liabilities and shareholders' equity	$1,791,525			$1,733,900			$1,460,346
Net interest income		$12,944			$12,467			$12,931
Net interest spread			2.05%			2.17%			3.46%
Interest expense as a percent of average earning assets			2.10%			1.90%			0.42%
Net interest margin			2.93%			2.99%			3.72%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
GAAP Financial Measurements:
Interest Income - Loans	$20,179	$18,754	$17,167	$15,117	$13,282
Interest Income - Securities and Other Interest-Earnings Assets	2,012	1,610	1,391	1,047	1,084
Interest Expense - Deposits	6,978	5,535	3,459	1,474	714
Interest Expense - Other Borrowings	2,297	2,387	2,455	1,434	753
Total Net Interest Income	$12,916	$12,442	$12,644	$13,256	$12,899
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$27	$24	$25	$19	$16
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	1	16
Total Tax Benefit on Tax-Exempt Interest Income	$28	$25	$26	$20	$32
Tax-Equivalent Net Interest Income	$12,944	$12,467	$12,670	$13,276	$12,931